Exhibit 99.1

Monar International Inc.

For Immediate Release

Monar International Signs Agreement to provide access to South American Tropical Hardwoods Producers

Hong Kong – April 10, 2012 – Monar International Inc. (“Monar”) (OTCBB:  MNAI), is pleased to announce that it has entered into a Letter Agreement with Pan Pacific Group International Inc., (“PPGI”) to access South American Tropical Hardwoods producers.

Rapid urbanization in China has resulted in double-digit growth in their real estate markets and increased demand for high-quality residential developments, which has created significant, increases in the demand for both softwoods and hardwoods.

As recently announced by IBIS World Market Research; from 2006 to 2011, the annual growth rate of Chinese urbanization has ranged between 45.7% and 50%.  Over the same period softwood log prices in the Chinese market have increased on average from $140 to $240 per cubic meter while average prices for tropical hardwood logs went from $625 to $800 per cubic meter.  In 2011, China’s forest product trade value reached $119.1 Billion USD representing an increase of 24% over 2010.  Today, North and South American exporters are the major suppliers of both softwoods and hardwoods to the Chinese market.

With continued growth expected in the Chinese wood market, Monar has initiated a strategy to secure long term Tropical Hardwood logging concessions in the Republic of Suriname.  Suriname, (formerly Dutch Guyana) occupies part of the Guyana Shield which is just north of the Brazilian tropical rainforest.  Suriname has a Forest Management Act which requires sustainable and rational use of forest resources while protecting its indigenous people and is consistent with sustainable forestry management policies supported by the United Nations. The country has permanent forest coverage of 6.89 million hectares allocated for forestry production.

John Van Dyke, President and CEO of PPGI stated: “Suriname represents one of the last tropical hardwood producers where, with sustainable logging practices, an emerging market is developing for log exports to China.  In the first half of 2011, hardwood log exports to China have increased over 100% over the same period in 2010.”

Robert Clarke, President of Monar added: “Today we are announcing our agreement with PPGI to represent Monar with producers, timber concession holders and the government in Suriname and to facilitate the securing of long term supplies of tropical hardwoods logs extending over several decades.  PPGI has excellent governmental relationships in Suriname and will assist Monar to efficiently and profitably to organize logging and export operations for the Chinese markets. We soon expect to announce further developments in this area.”

PPGI has already identified several large potential acquisitions, including one in the Maraktaka region of Suriname that comprises of 28,000 hectares of virgin tropical hardwoods with good road infrastructure already in place.  Additional information about Monar’s activities in sourcing timber raw materials for the Chinese market will be available shortly.

Company Contact Information:

Address: Suite 1103, 508 Jaffe Road, Causeway Bay, Hong Kong
Tel:  +852-9738-1945
Fax: +852-3721-3808
E-mail:  ir@monarinc.com
Web page: www.monarinc.com

Contact: Robert Clarke, President